UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MANA CAPITAL ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	87-0925574
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 The Green
Suite #12490
Dover, Delaware 19901
(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Units, each consisting of one share of common stock par value $0.00001, one redeemable warrant to acquire one-half of share of common stock and one right entitling the holder to receive 1/7th of one share of common stock

The Nasdaq Stock Market LLC
Common Stock, par value $0.00001 per share	The Nasdaq Stock Market LLC
Redeemable Warrants, each warrant exercisable for one-half of one share of common stock an exercise price of $11.50 per share	The Nasdaq Stock Market LLC
Rights to receive one-seventh (1/7) of one share of common stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-260360.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant's Securities to be Registered.

The securities to be registered hereby are the units, shares of common stock, warrants and rights of Mana Capital Acquisition Corp., a Delaware corporation (the “Company”). The description of the units, common stock, redeemable warrants and rights contained under the heading “Description of Securities” in the registration statement initially filed with the Securities and Exchange Commission on October 19, 2021, as amended from time to time (File No. 333-260360) (the “Registration Statement”) to which this Form 8-A relates is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

Solely the Units will be traded until the 90th day following the date of the Company’s final prospectus. Thereafter, the units may be separately traded subject to the filing of a Form 8-K and the issuance of a press release by the Company. The trading symbols for the securities, as listed on the Nasdaq Stock Market LLC, Global Market, are as follows:

Units	MAAQU
Common Stock	MAAQ
Rights	MAAQR
Warrants	MAAQW

Item 2.	Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 22, 2021	MANA CAPITAL ACQUISITION CORP.

	By:	/s/ Jonathan Intrater
	Name:	Jonathan Intrater
	Title:	Chief Executive and Principal Executive Officer